Exhibit 99.1

Global Power • 400 E Las Colinas Blvd., Suite 400 • Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Announces Sale of Mechanical Solutions

IRVING, Texas, October 12, 2017 — Global Power Equipment Group Inc. (OTC: GLPW) (“Global Power” or the “Company”) today announced the sale of its Mechanical Solutions segment, which was comprised of its Braden North America, Braden Europe and Consolidated Fabricators (“CFI”) businesses, for approximately $43.3 million in cash resulting in net proceeds of about $41 million.  The businesses were sold to Innova Global Ltd., a portfolio company of TriWest Capital Partners.  Global Power has used the net proceeds of the sale primarily to pay down debt.

Craig Holmes and Tracy Pagliara, Co-Presidents and Co-CEOs of Global Power, commented, “We believe Innova makes an excellent partner for Mechanical Solutions.  With Innova’s support, we expect the Braden businesses and CFI will be in a better position to grow in their markets.  In addition, the proceeds from the sale enable Global Power to reduce debt, strengthen our other businesses and capitalize on the market opportunities that are being presented to us.”

Following a $34.0 million prepayment of debt with the proceeds from the sale, Global Power has $27.6 million in debt and $19.6 million in cash, of which $12.2 million was restricted.

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This announcement is not an offer for the sale of securities, nor shall it constitute an offer to sell, or the solicitation of an offer to buy, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Global Power has not registered, and does not intend to register, any portion of this sale in any jurisdiction, and does not intend to conduct a public offering of these securities.

About Global Power

Global Power is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy and industrial markets.  Prior to the sale of Mechanical Solutions, the Company reported in three operating segments.  The Mechanical Solutions segment designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines.  The Electrical Solutions segment provides custom-configured electrical houses and generator enclosures for a variety of industries.  The Services segment provides lifecycle maintenance, repair, on-site specialty support, outage management, construction and fabrication services for the power generation, industrial, chemical/petrochemical processing and oil and gas industries. Going forward, the Company will report in two operating segments: Electrical Solutions and Services.

The Company provides information at its website: www.globalpower.com.

About Innova Global

Innova, formerly ATCO Emissions Management, is a full service engineering, fabrication, procurement and construction company specializing in air and noise emissions control, acoustic

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consulting, gas turbine systems, heat recovery, waste heat recovery boilers, SAGD boilers, modular gas compression facilities, and turnkey building solutions primarily for oil and gas, power generation and industrial customers. Innova has 160+ employees between its offices in Calgary, Alberta; Cambridge, Ontario; Tulsa, Oklahoma; Plymouth, Minnesota; Albany, New York; Denver, Colorado; Houston, Texas; Pittsburgh, Pennsylvania and now Gladstone in Australia; and 250+ employees in its fabrication facilities in Monterrey, Mexico and
St. George, UT.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include statements or expectations regarding the Company’s ability to reduce its debt, execute its strategy, Services and Electrical Solutions to win opportunities in their markets.  These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties, including our ability to comply with the terms of our credit facility.  Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements.  Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, including competitors being awarded business by our customers that had previously been provided by Global Power, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with critical personnel, effective integration of acquisitions, volatility of our stock price, deterioration or uncertainty of credit markets, changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates and the banking environment or monetary policy.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the SEC, including the section of the Company’s 2016 Annual Report on Form 10-K titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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